I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “DOUBLELINE ETF TRUST”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A.D. 2021, AT 5:55 O’CLOCK P.M.

STATE OF DELAWARE CERTIFICATE OF TRUST OF DOUBLELINE ETF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First:	The name of the trust is DoubleLine ETF Trust.

Second:  The name and address of the Registered Agent in the State of Delaware is Corporation Service Company, 251 Little Falls Drive in the city of Wilmington Zip code 19808.

Third:    The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fourth:  This certificate shall be effective upon filing.

Fifth:      Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

Sixth:      The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has duly executed this Certificate of Trust as of this 27th day of September, 2021.

By:
Name: Earl A. Lariscy, Initial Trustee
DoubleLine ETF Trust